UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 6, 2016

Echo Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Delaware	001-35218	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

99 Wood Avenue South., Suite 302 Iselin, NJ		08830
(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code: (732) 549-0128

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 6, 2016, Echo Therapeutics, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) that, as a result of the Company’s failure to hold an annual meeting of stockholders no later than one year after the end of its fiscal year as required by Nasdaq Listing Rule 5620(a), and the Company’s failure to meet the minimum $2.5 million stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(1), Nasdaq has determined to initiate procedures to delist the Company’s securities from The Nasdaq Stock Market.  The Company was advised that, unless the Company requests an appeal of this determination, trading in the Company’s common stock will be suspended at the opening of business on January 15, 2016 and a Form 25-NSE will be filed with the Securities and Exchange Commission to remove the Company’s securities from listing and registration on Nasdaq.  The Company has appealed Nasdaq’s determination.  The suspension of trading and delisting of the Company’s securities will be stayed during the pendency of such appeal.

There can be no assurances whether the Company will be successful in its appeal of the delisting determination or that the Company will be able to regain compliance with the Nasdaq listing rules.  In the event of delisting, the Company expects that its stock would trade on the OTC Markets.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.
Dated: January 8, 2016	By: /s/ Alan W. Schoenbart
Alan W. Schoenbart
Chief Financial Officer